EXHIBIT 10.1

TECHNOLOGY PURCHASE AGREEMENT

QUADRA MARKETING CORP. And QUADRA ENERGY SYSTEMS INC.

4/30/2009

This Agreement sets out the terms and conditions governing the sale and transfer of a Pyrolsis System of an Energy Conversion and Waste Disposal Technology from QUADRA MARKETING CORP to
QUADRA ENERGY SYSTEMS INC .

TABLE OF CONTENTS

(1) CERTAIN DEFINITIONS.	(5)
(2) ACKNOWLEDGEMENTS	(6)
(3) SALE OF ASSETS; LIMITATIONS.	(7)
(4) PURCHASE PRICE	(7)
(5) INSTRUMENTS OF TRANSFER; FURTHER ASSURANCES	(8)
(6) REPRESENTATIONS AND WARRANTIES OF THE SELLER.	(9)
(7) REPRESENTATIONS AND WARRANTIES OF THE BUYER. .	(10)
(8) USE OF NAME.	(11)
(9) CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER	(11)
(10) CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER	(11)
(11) INDEMNIFICATION; SURVIVAL.	(13)
(12) RESTRICTIVE COVENANTS.	(15)
(13) TERMINATION; BREACH.	(16)
(14) LIMITATION OF LIABILITY	(17)
(15) AMENDMENTS	(17)
(16) EXPENSES	(17)
(17) NOTICES, ETC	(17)
(18) ASSIGNMENT	(17)
(19) APPLICABLE LAW	(17)
(20) CURRENCY	(18)
(21) ENTIRE AGREEMENT	(18)
(22) COUNTERPARTS	(18)
(23) HEADINGS	(18)
(24) BINDING EFFECT; BENEFITS	(18)

TECHNOLOGY PURCHASE AGREEMENT

THIS TECHNOLOGY PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 30th day of April, 2009, between QUADRA MARKETING CORP. of No. 5 New Road, P.O. Box 388 Belize City, Belize ("Seller"), and QUADRA ENERGY SYSTEMS INC. with its business address at 6130 Elton Ave., Las Vegas, Nevada 89107 (“Purchaser”).

WITNESSETH:

WHEREAS the Seller acquired from Horng Jiang (the “Inventor”), equipment and software for a leading edge pyrolysis system which is a non polluting energy conversion and waste disposal system designed to convert organic waste to fuel and valuable by-products such as activated carbon, fertilizer, producing no air pollution or ash to be land filled. It is designed to answer the global challenge of waste management of MSW (Municipal Solid Waste), which includes petrochemical compounds such as plastic waste, green waste, coal and tires while providing high recycled-content products and usable forms of power (herein called “Energy Conversion and Waste Disposal Technology”).

AND WHEREAS the Inventor had a patent issued in Taiwan bearing Patent Number 285138 and the patent applications pending in the United States Patent and Trade Mark Office as file numbers US-2007-0231037-A1 and US-2007-0231224-A1 and the Patent Office in the Republic of China as file Numbers 200610066757.9 and 200610072434.8, which patents and patent applications is now being transferred to the Seller (the “Patent Rights”).

AND WHEREAS, the Seller owns the following Technologies which it acquired from the Seller:

(i)	a leading edge pyrolysis system Technology for energy conversion and waste disposal incorporating equipment, software and software programs developed by the Inventor compatible with the said pyrolysis system technology for energy conversion waste disposal described as the “Energy Conversion and Waste Disposal Technology” and the patents issued and the patents pending for the Technology. The Technology being an innovative, secure, efficient method of converting waste organic materials into marketable energy products or by-products or an efficient method of disposing of waste organic materials in a safe, non polluting, non toxic method compatible with all environmental standards incorporating both the energy conversion machine and related software, a description of which is herein attached as Schedule “A” (all collectively referred to as the “Technologies”).

AND WHEREAS the Seller desires to sell, transfer and assign all its’ right title and interest in the Technologies ( excluding the exclusive use of such Technologies in Taiwan ), including the engineering and design drawings, studies and reports and all information relating to the Technologies, whether written or oral and related Technologies including the past, present and future versions software, computer programs, data and text (regardless of the form in which it including but not limited to the source code version thereof and the batch processor logic module) and all patent rights, copyrights, trade secret rights and other proprietary rights in and thereto including all documentation for the software, all technical documentation, system designs and specifications, flow charts, record and file layouts, memoranda, correspondence and other such documentation containing or relating to the design, structure or coding or testing of, or algorithms or routines used in, or errors discovered or corrected in, the software and any other type of information or material (in whatever form, whether human or machine readable) relating to the Software and Invention and related technology that was prepared by or for the Inventor.

AND WHEREAS the Seller desires to sell, transfer and assign all its’ right title and interest to the Patent Rights, excluding the exclusive use of the patent issued in Taiwan bearing Patent Number 285138, to the Buyer (the “Assigned Rights”).

AND WHEREAS the Buyer is in the business of developing and marketing products, projects and systems internationally and desires to acquire the Technologies and Assigned Rights and any pending patent applications to the Technologies herein so as to manufacture develop and market the acquired Technologies and energy conversion and waste disposal technology worldwide, excluding the exclusivity right to use such Technologies in Taiwan.

AND WHEREAS the Seller has advised the Buyer that the Inventor and other Taiwanese shareholders will retain up to a maximum of Forty Percent (40%) interest in a local Taiwanese company to be formed for projects in Taiwan using the patent issued in Taiwan bearing Patent Number 285138, to be publicly listed eventually in Taiwan, and controlled at least 60% by the Buyer.

AND WHEREAS the Buyer possesses experience in the field of international and domestic financing, domestic and international taxation, Federal and State securities laws, secondary securities trading, business acquisitions and dispositions and matters of general and special law; and is able to identify sources of financing and raise the requisite financing thereafter as per this Agreement.

AND WHEREAS the Buyer hereby acknowledges that the Technologies, the Assigned Rights and related technologies are being purchased without warranty or representation of any kind from the Seller or including without limitation that a patent will issue for such Technologies in the United States Patent and Trademark Office or the Republic of China or in any other country or jurisdiction or that such Technologies has any commercial viability or fitness for any particular purpose.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the parties hereby agree as follows:

1.	SALE OF TECHNOLOGY

1.1	The Seller agrees to sell, transfer and assign, and the Buyer agrees to purchase as at the Closing Date, the Technologies and Assigned Rights including all modifications, enhancements and improvements to the Technologies and to sell, transfer and assign all his right title and interest in the Technologies and the Assigned Rights including the engineering and design drawings, studies and reports and all information relating to the Technologies and the Assigned Rights, whether written or oral and related Technologies including the past, present and future versions of software, computer programs, data and text (regardless of the form in which it including but not limited to the source code version thereof and the batch processor logic module) and all patent rights, copyrights, trade secret rights and other proprietary rights in and thereto including all documentation for the Software, all technical documentation, system designs and specifications, flow charts, record and file layouts, memoranda, correspondence and other such documentation containing or relating to the design, structure or coding or testing of, or algorithms or routines used in, or errors discovered or corrected in, the software and any other type of information or material (in whatever form, whether human or machine readable) relating to the software that was prepared by or for the Inventor and the Buyer desires to purchase and acquire all the Seller’s right, title and interest in the Technologies and the Assigned Rights and related technologies, the trademarks and service marks set forth herein on an “as is basis” and to further develop and commercialize the Technologies and the Assigned Rights herein sold by the Seller and all research, developments, engineering and design drawings and specifications, software studies and reports and all information whether oral or written of the Inventor free and clear of all liens, charges and encumbrances.

1.2	Provided however the Inventor shall retain a minority Thirty Percent (30%) interest in any project initiated and financed by the Buyer in Taiwan, using the Patent Rights for Taiwan bearing Patent Number 285138.

1.3	The Seller’s right, title and interest in the Technologies and the Assigned Rights on the Closing Date shall be free and clear of all claims, encumbrances, charges and other third party rights or interests.

     (2) CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below.

     "Affiliate" shall mean, with respect to any Person, any shareholder, subsidiary, officer, director or partner of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     "Agreement" shall mean this Technology Purchase Agreement and all Exhibits hereto, as the same may from time to time be amended.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement to be held at the offices of the Buyer on the Closing Date or in such other place as may be agreed to by the parties to this Agreement.

     "Closing Date" shall mean June 1, 2009 or such other date as mutually agreed to between the Buyer and Seller.

     "Intellectual Property Rights" shall mean and include all of the Seller's right, title and interest in and to the Assigned Rights and related technologies and any other trade names used by the Seller with respect to the Technologies and any improvements, enhancements or modifications now or hereafter developed, together with all software, trademarks, copyrights, patents, rights of privacy and all other intellectual property owned by the Seller in connection with the Technologies and Assigned Rights.

     "Litigation Expense" shall mean any expenses reasonably incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

     "Person" shall mean and include an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a government or political subdivision or agency thereof or any other entity.

     "Assigned Rights" shall mean the invention of the Inventor for which patent applications have been filed in the Republic of China and the United States of America as more specifically described in Schedules “B” hereto.

     “Software” means all past, present and future versions of the “Energy Conversion and Waste Disposal Technology” System, computer programs, data and text (regardless of the form in which it exists), including but not limited to the source code version thereof and the batch processor logic module and identified and described in Schedule “A” to this agreement, and all patent rights, copyrights, trade secret rights and other proprietary rights in and thereto.

     “Documentation” means all documentation for the Software, all technical documentation, system and engineering designs and specifications, flow charts, record and file layouts, memoranda, correspondence and other such documentation containing or relating to the design, structure or coding or testing of, or algorithms or routines used in, or errors discovered or corrected in, the Software and any other type of information or material (in whatever form, whether human or machine readable) relating to the Software or the Invention that was prepared by or for the Inventor.

“Source Code” means the source code for the Software, which is written in computer language.

     “Net income” means the net income of the Company for a fiscal quarter determined in accordance with generally accepted accounting principles (“GAAP”). At the end of each fiscal quarter, the net income for such quarter shall be determined and the royalties accruing there from shall be paid to the Seller in accordance with the provisions herein.

     “Trade Mark Assets” means all of the trademarks and service marks used on, or in conjunction with the Invention, Software, Equipment or the Documentation.

     3)  ACKNOWLEDGEMENTS. Buyer hereby acknowledges that the Seller has previously provided to Buyer the information and data relating to the Technologies and Assigned Rights which Buyer has fully examined and has found to be to its full satisfaction. Buyer hereby waives any claim of unsuitability and acknowledges that the Technologies and Assigned Rights as delivered are fully in accordance with all representations of the Seller regarding suitability and fully in keeping with the specifications set out in its accompanying documentation and that the Buyer is purchasing the Technologies and Assigned Rights on an “as is basis”.

     4)  SALE OF TECHNOLOGIES AND ASSIGNED RIGHTS; LIMITATIONS.

         (a) Subject to the terms and conditions set forth in this Agreement, upon the payment of the funds set out in Section 10(f) hereof by the Buyer and other good and valuable consideration and the purchase of the Technologies and the Assigned Rights on the terms herein contained, as defined in Section 5 below, the Seller shall sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase, accept and acquire from the Seller, all of the Technologies and the Assigned Rights of the Seller (collectively, the "Invention and related Technologies"):

             (i) the Technologies and the development environment, including, without limitation, all engineered drawings, research and development papers, all software, source codes, object codes, derivative masks, and documentation set out in the attached Schedule “A”; and

             (ii) all Intellectual Property Rights including the following patents and patents pending together with the right to file patents in any jurisdiction that the Buyer in its sole discretion deems advisable and any Trade Mark Assets relating to the Invention and related Technologies.

          (b) Upon the Closing, Buyer shall have the sole and exclusive worldwide rights, excluding Taiwan, to develop, use, manufacture, modify, upgrade, improve and enhance, and license, the Invention and related Technologies (including, without limitation, making any Enhancements thereto).

     5)  PURCHASE PRICE. In consideration of the purchase of the Invention and related Technologies, documentation, software products, programs and systems to be delivered and the consulting services rendered, the work to be performed under this Agreement and the Technical Services Agreement entered into by the Seller and the Inventor, the Buyer shall pay and deliver to the Seller:

     (a) A Royalty Fee. The Royalty Fee for purposes of this Agreement shall be an amount equal to Five Per Cent (5%) of the Buyer’s Gross Revenues as set out in the Buyer’s audited financial statements prepared in accordance with the Generally Accepted Accounting Principles (GAAP) at the end of each quarter and fiscal year end.

     (b) The Purchase Price for the acquisition of the Technology shall be the sum One Million Three Hundred and Fifty Dollars ($1,350,000 USD) which purchase price shall be paid by the Buyer’s parent company, a Nevada corporation, through the issuance to the Seller, Three Million (3,000,000) common shares of the Buyer, at a deemed price of $0.45 per share, which shares shall be deemed fully paid and non-assessable and shall bear a restrictive legend endorsed upon the shares restricting the transfer or selling of the shares for such hold period as required by the applicable securities laws. The delivery of the shares to the Seller shall be done concurrently at the date of closing.

     5.1 COMPUTATIONS AND REMITTANCES. The Buyer shall compute all amounts due and owing at the end of each quarter’s operation and remit the amount to the Seller on or before the end of one month following the end of each respective quarter, accompanied by the financial reports setting forth the Gross revenues. The Buyer waives any and all existing and future claims and offsets against any amounts due under this Agreement, which amounts are to be paid when due.

6) INSTRUMENTS OF TRANSFER:

(A) SELLER'S DELIVERIES. At the Closing, the Seller shall deliver the following to the Buyer, each of which shall be in form reasonably satisfactory to the Buyer:

     (i) instruments of transfer reasonably necessary to transfer to the Buyer all of the Seller's rights to the Technologies and Assigned Rights including any instruments of assignment to assign Seller's interest in the Technologies and Assigned Rights and the patent applications filed with the United States Patent and Trademark Office or the Republic of China or the equivalent governmental office of any other country at Buyer's sole discretion;

     (ii) a Certificate as to the Seller's compliance with Sections 11(a) and (b) of this Agreement;

     (iii) evidence reasonably satisfactory to the Buyer, of the Seller's ownership of and authority to assign and transfer the Technologies and Assigned Rights; and

     (iv) such other instrument or instruments of transfer, in such form as shall be reasonably necessary or appropriate to vest in the Buyer all of the Seller's right, interest and title to the Technologies and Assigned Rights issued or filed in any country or jurisdiction in the world.

     (v) Seller shall assign the executed copy of the Technical Services Agreement signed by the Seller and the Inventor.

(B) BUYER'S DELIVERIES. At the Closing, the Buyer shall deliver the following to the Seller, each of which shall be in form reasonably satisfactory to the Inventor:

     (i) Director's Certificate regarding resolutions authorizing this transaction and the due authority of persons executing documents on behalf of the Buyer;

     (ii) a certificate as to the Buyer's compliance with Sections 10(a) and (b) of this Agreement;

     (iii) such further instruments as the Seller may reasonably request to evidence the consummation of the transactions contemplated by this Agreement.

     (7) REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer as follows:

         (a) POWER. The Seller has the full power, authority and capacity to own, lease and operate its properties, and to carry on its business as and where the same is now being conducted.

         (b) AUTHORIZATION; EFFECTIVE AGREEMENT. The Seller has the requisite power, authority and capacity to enter into this Agreement and to perform all of its obligations hereunder and this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

         (c) CONSENTS. No permit, consent, approval, or authorization of any governmental authority or any other Person on the part of the Seller is required in connection with the execution or delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby.

         (d) ADEQUACY OF AND TITLE TO THE INVENTION AND RELATED TECHNOLOGIES.

The Seller has good and marketable title to the Technologies and Assigned Rights, none of which are subject to a, pledge, lien, security interest, lease, charge, encumbrance or conditional sale or other title retention agreement. The Buyer acknowledges that the Inventor’s and Seller’s trademarks or trade names (if any) used in conjunction with the Technologies and Assigned Rights are not registered trademarks. The Seller warrants that it has the sole and exclusive right to sell, assign and transfer the Technologies and Assigned Rights and related technologies, and the Seller's use of such Technologies and Assigned Rights and related technologies does not conflict with the intellectual property rights of any other party, and the Technologies and Assigned Rights and related technologies are fully assignable to the Buyer without the consent of any third party and, to the best of Seller's knowledge, without infringing or violating the rights of any third party.

The Seller represents and warrants that upon assignments of the Technologies and Assigned Rights, the Buyer shall acquire the exclusive world rights (excepting the exclusive rights to Taiwan) to the Technologies and Assigned Rights and the Buyer shall be entitled to the covenants and agreements of the Inventor and Seller without which the Buyer would not have entered into this Agreement. Further the Seller acknowledges and confirms that the Seller is the sole and absolute owner of the Technologies and Assigned Rights which are being purchased by the Buyer and upon assignments of the Technologies and Assigned Rights that it has no further interest or ownership rights in the Technologies and Assigned Rights and related technologies or to any other governmental jurisdiction that the Buyer in its’ sole discretion files a patent application.

         (e) SELLER’S ACTIONS. The Seller has not sold, assigned, licensed, transferred, or otherwise conveyed any rights in the Technologies and Assigned Rights or related technologies or any patents issued or patents pending, or entered into any agreements with any third party to do so.

     (f) LITIGATION, ETC. There is no suit, action or litigation, administrative hearing, arbitration, labor controversy, warranty claim, governmental inquiry, investigation or other proceeding or claim pending or, to the Seller's knowledge, threatened against or relating to the Seller with respect to the Invention and the related Technologies. There are no judgments, consent decrees or injunctions against, affecting or binding upon the Seller with respect to the Technologies and Assigned Rights. The Seller is in compliance with all laws, ordinances, requirements, orders and regulations applicable to it, the violation of which would have a material adverse effect on the Technologies and Assigned Rights or on the ability of the Seller to consummate the transactions contemplated hereby.

     (g) DELIVERIES. The Seller has delivered or made available to the Buyer true, correct and complete engineered drawings and specifications, documents and other information or data referred to in this Section 7.

     (h) INACCURACIES. Neither this Agreement nor any certificate or statement furnished by or on behalf of the Seller at the Closing in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading; and there is no fact known to the Seller in connection with this Agreement which might reasonably be expected to materially adversely affect the ability of the Seller to consummate the transactions contemplated hereby which has not been set forth herein or in a certificate or statement furnished to the Buyer at the Closing by the Inventor.

     (8) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

     (a) ORGANIZATION; GOOD STANDING; POWER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Belize. The Buyer has the requisite power, authority and capacity to own, lease and operate its properties and to carry on its intended business.

     (b) AUTHORIZATION. The Buyer has the requisite power, authority and capacity to enter into this Agreement and to perform all of its obligations hereunder. The Buyer has duly taken all necessary action to approve this Agreement and the performance of its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

     (c) EFFECTIVE AGREEMENT. The execution, delivery and performance of this Agreement by the Buyer do not and will not (i) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under, the articles of organization or operating agreement of the Buyer, or any contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license, permit or other instrument or obligation to which the Buyer is a party or by which the Buyer or its assets are bound or affected, or any law, regulation, ordinance or decree to which the Buyer or its assets are subject, or (ii) result in the creation or imposition of any lien, security interest, charge, encumbrance, restriction or right, including rights of termination or cancellation, in or with respect to, or otherwise materially adversely affect, any of the properties, assets or business of the Buyer.

     (d) CONSENTS. No permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other Person on the part of the Buyer is required in connection with the execution or delivery by the Buyer of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such consent would not materially adversely affect the Buyer's ability to consummate the transactions contemplated by this Agreement.

     (e) LITIGATION. There is no suit, action or litigation, administrative hearing, governmental inquiry, investigation, arbitration or other proceeding pending or, to the Buyer's knowledge, threatened against or relating to the Buyer. There are no judgments, consent decrees or injunctions against, affecting or binding upon the Buyer. The Buyer is in compliance with all laws, ordinances, requirements, orders and regulations applicable to it, the violation of which would have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement, and the Buyer has not received notice of any claimed violation with respect to any of the foregoing, and none of the foregoing will be affected by the consummation of the transactions contemplated by this Agreement. (ii) The Buyer has the corporate power to purchase the Technologies and Assigned Rights and have assigned to it any issued patent and patent application based on the Inventor’s Technologies and Assigned Rights and related technologies.

     (f) COMMITMENTS. The Buyer is not a party to or bound by any agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities, contingent or otherwise, or indebtedness of any individual, firm or corporation;

     (9) USE OF NAME. The Seller agrees that from and after the Closing Date, the Seller nor any person under the control of the Seller shall use the name CONVERSION ENERGY SYSTEMS for any applications or energy conversion and waste disposal systems.

     (10) CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER. All obligations of the Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by the Buyer:

     (a) The representations and warranties of the Buyer herein contained shall be true and correct as of the date hereof.

     (b) The Buyer shall have performed or complied with all the obligations, agreements and covenants of the Buyer herein contained to be performed by it prior to or as of the Closing Date.

     (c) The Seller shall have received a certificate of the Buyer as to compliance with paragraphs (a) and (b) of this Section 10.

     (d) No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened, seeking to restrain, prevent or change the transactions contemplated hereby or seeking judgments against the Seller or the Buyer awarding substantial damages in respect of the transactions contemplated hereby.

     (e) All deliveries required to be made under this Agreement to the Seller at or before the Closing Date shall have been received by the Seller.

     (f) The Purchase Price for the acquisition of the Technology shall be the sum One Million Three Hundred and Fifty Dollars ($1,350,000 USD) which purchase price shall be paid by the Buyer’s parent company, a Nevada corporation, through the issuance to the Seller, Three Million (3,000,000) common shares of the Buyer, at a deemed price of $0.45 per share, which shares shall be deemed fully paid and non-assessable and shall bear a restrictive legend endorsed upon the shares restricting the transfer or selling of the shares for such hold period as required by the applicable securities laws. The delivery of the shares to the Seller shall be done concurrently at the date of closing.

     (11) CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. All obligations of the Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by the Buyer.

     (a) The representations and warranties of the Seller herein contained shall be true and correct as of the date hereof.

     (b) The Seller shall have performed or complied with all the obligations, agreements and covenants herein contained to be performed by him prior to or as of the Closing Date.

     (c) The Buyer shall have received a certificate from the Seller as to compliance with paragraphs (a) and (b) of this Section 11.

     (d) No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened, seeking to restrain, prevent or change the transactions contemplated hereby or seeking judgments against the Seller or the Buyer awarding substantial damages in respect of the transactions contemplated hereby.

     (e) All deliveries required to be made under this Agreement to the Buyer on or before the Closing Date shall have been received by the Buyer.

(12) INDEMNIFICATION: SURVIVAL

     (a) INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify and save harmless the Seller, and its and assigns from, against, for and in respect of:

     (i) any Loss incurred or required to be paid because of the breach of any representation, warranty, covenant or agreement of the Buyer in this Agreement; and

     (ii) any Litigation Expense incurred or required to be paid in connection with any matter indemnified against in Section 12(a)(i) hereof.

     (b) INDEMNIFICATION BY THE SELLER. The Seller shall indemnify and save harmless the Buyer, the Affiliates of the Buyer, employees, officers, and directors of the Buyer, and their respective successors and assigns from, against, for and in respect of:

     (i) any Loss incurred or required to be paid because of the breach of any representation, warranty, covenant or agreement of the Seller in this Agreement;

     (ii) any claims raised between the date of Closing and five years thereafter, to the extent they are based upon any claimed infringement or violation of any third party's copyright, patent, trademark or other property right by any of the Invention and related Technologies, except to the extent the claim is a result of the combination of the Invention and related Technologies with other software or equipment which is not included in the Invention and related Technologies. In the event that Buyer receives notice of any such claim, Buyer shall (i) promptly notify Seller of the claim, (ii) permit Seller to assume the defense of such claim or any negotiations related thereto at Seller's expense (though no settlement of such claim may be entered into without Buyer's approval which shall not be unreasonably withheld), and (iii) provide such information and assistance as is requested by Inventor in connection with the defense of such claim. In addition to defending such claim as provided in the foregoing (regardless of the outcome), Seller will pay any amount finally awarded in a proceeding to the extent based upon such a claim (including attorney's fees, if any, in such award), provided that such award is based upon a finding that the Seller knew or should have known of the infringement or violation of such third party's rights. Should any such claims be made or brought to the attention of the parties or either of them prior to the Closing, either party shall have the option to cancel this Agreement by written notice to the other prior to Closing, in which case the parties shall have no further obligations whatsoever to each other hereunder. If neither party elects to so cancel, Seller shall be obligated to act in accordance with this Section.

     (iii) any Litigation Expense incurred or required to be paid in connection with any matter indemnified against in Section 12(b)(i) or Section 12(b)(ii) hereof.

     (c) SURVIVAL. The representations, warranties, covenants and agreements of the parties hereto (including indemnification obligations of the parties hereunder with respect to all Losses and Litigation Expense incurred or required to be paid) shall survive the execution and delivery of this Agreement.

     (d) NOTICE. The indemnified party shall use its best efforts to give prompt written notice to the indemnifying party or parties of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party or parties based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known.

     (e) DEFENSE OF CLAIMS OR ACTIONS. In the event any claim, action, suit or proceeding is made or brought by third parties with respect to which a party may be entitled to indemnity hereunder, the indemnified parties shall given written notice of such claim, action, suit or proceeding and a copy of the claim, process and all legal pleadings with respect thereto to the indemnifying parties within ten (10) business days of being served with such claim, process or legal pleading. Such notice shall not be a condition precedent to any liability of the indemnifying parties under this Agreement unless the failure to give such notice results in any prejudice to the indemnifying parties. The indemnifying parties shall have the right to assume the defense of any such claim or action. If the indemnifying parties wish to assume the defense of such claim or action, such assumption shall be evidenced by written notice to the indemnified parties. After such notice, the indemnifying parties shall engage independent legal counsel of reputable standing selected by them to assume the defense and may contest, pay, settle or compromise any such claim or action on such terms and conditions as the indemnifying parties may determine. If the indemnifying parties assume the defense of any such claim, action, suit or proceeding, the indemnified parties shall have the right to employ their own counsel, at their own expense, and if the indemnified parties shall have reasonably concluded and specifically notified the indemnifying parties either that there may be specific defenses available to them which are different from or additional to those available to the indemnifying parties or that such claim, action, suit or proceeding involves or could have a material adverse effect upon them with respect to matters beyond the scope of the indemnity provided hereunder, then the counsel representing them, to the extent made necessary by such defenses, shall have the right to direct such defenses of such claim, action, suit or proceeding in its behalf at the indemnified party's expense. In the event that the indemnifying parties shall not agree in writing to assume the defense of such claim or action, the indemnified parties may engage independent counsel of reputable standing selected by them to assume the defense and may contest, pay, settle or compromise any such claim or action on such terms and conditions as the indemnified parties may determine; PROVIDED, HOWEVER, that the indemnified parties shall not settle or compromise any claim or action without the prior consent of the indemnifying parties (which consent shall not be unreasonably withheld). The fees and expenses of such counsel shall constitute Litigation Expenses. The indemnified parties and the indemnifying parties shall cooperate in good faith in connection with such defense, and all such parties shall have the right to employ their own counsel; but, except as provided above, the fees and expenses of their counsel shall be at their own expense. The indemnified parties or the indemnifying parties, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not they are represented by their own counsel.

     (f) CO-OPERATION. The parties hereto agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any claim, action, suit or proceeding brought by any third party. Where independent counsel has been selected by the indemnifying parties or by the indemnified parties pursuant to Section 12(e) hereof, the indemnifying parties or the indemnified parties, as the case may be, shall be entitled to rely upon the reasonable advice of such counsel in the reasonable conduct of the defense, and no indemnifying party shall be relieved of liability hereunder by reason of such reliance or the defense conducted by such counsel.

     (g) THE BUYER'S RIGHT OF OFFSET. Without limiting in any way the rights of the Buyer to be indemnified under this Section 12 for Losses and Litigation Expense (or the measure of amounts of loss and Litigation Expense for which the Buyer may be entitled to indemnification), the Buyer shall have a right to offset against the amounts due under Section 12 hereof for the amount of any Loss or Litigation Expenses incurred by the Buyer.

     (13) RESTRICTIVE COVENANTS. The parties hereto acknowledge that (i) the Seller and Buyer have developed trade secrets and confidential information concerning the Technologies and Assigned Rights and related technologies, and (ii) in the course of dealing with each other, the parties have acquired confidential information about the business, activities, operations, technical information, and trade secrets of each other, and (iii) the agreements and covenants contained in this Section 13 are essential to protect each of the parties following the consummation of the transactions contemplated hereby or in the event (i) of a failure to consummate such transactions, or (ii) this Agreement is terminated for any reason. Accordingly, each party covenants and agrees as follows:

     (a) CONFIDENTIAL INFORMATION. Each party shall keep secret and retain in strictest confidence, and shall not use, in competition with or in a manner otherwise detrimental to the interests of the other, for the benefit of itself or others other than the other party hereto, any confidential information, including, without limitation, any confidential technology, "knowhow," trade secrets, processes, designs, specifications, inventions, methods, developmental work, improvements, unpublished patent applications, development tools, software programs, software source documents, licenses, customer lists, customer personnel information, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, or product development techniques or plans related to the Technologies and Assigned Rights or the other party hereto ("Confidential Information"). Notwithstanding the foregoing, nothing herein shall prohibit Buyer from using the Technologies and Assigned Rights in any manner whatsoever so long as such use is not in violation of this Agreement. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, (i) information concerning either the Inventor or Buyer that becomes generally available to the public other than as a result of a disclosure by the other party or any agent or other representative thereof after the Closing Date, and (ii) general business methods applicable to the Technologies and Assigned Rights. The parties shall have no obligation hereunder to keep confidential any of the Confidential Information to the extent disclosure of any thereof is required by law, or determined in good faith by the disclosing party to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; PROVIDED, HOWEVER, that in the event disclosure is required by law, the disclosing party shall use best efforts to provide the other party with prompt advance notice of such requirement so that the other party may seek an appropriate protective order.

     (b) RIGHTS AND REMEDIES UPON BREACH. In the event a party breaches, or threatens to commit a breach of, any of the provisions of this Section 13 or Section 3 hereof (the "Restrictive Covenants"), the non-breaching party may have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy to the non-breaching party. Such rights and remedies, shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the non-breaching party at law or in equity.

     (c) SEVERABILITY OF COVENANTS. Each party acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

     (d) ENFORCEABILITY IN JURISDICTIONS. The parties hereto intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of the State of Nevada,U.S.A. (and the Buyer and the Seller hereby consent to the jurisdiction of such courts).

    (14) TERMINATION; BREACH. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

     (a) by the Buyer if there exists a breach of any material representation, warranty, covenant or agreement made to the Buyer under this Agreement (which breach cannot be cured or is not cured upon fifteen (15) days' written notice);

     (b) by the Seller if there exists a breach of any representation, warranty, covenant or agreement made to the Seller under this Agreement (which breach cannot be cured or is not cured upon fifteen (15) days' written notice);

     (c) by the Seller or the Buyer, provided that the terminating party is not then in breach of any of its material representations, warranties, covenants or agreements set forth in this Agreement, if the Closing has not been consummated by the Closing Date.

     Upon the termination of this Agreement under Section 14(c), no party hereto shall have any further liability or obligation to any other party hereunder, except for the obligation of each party to pay its own expenses as set forth in Section 17 hereof and (ii) return to the Seller the Technologies previously provided to Buyer, together with all modifications, upgrades, improvements and enhancements thereof made by Buyer or on Buyer's behalf and the Technologies and Assigned Rights. Upon the termination of this Agreement under Sections 14(a) or 14(b), the terminating party shall be entitled, in addition to pursuing other remedies, to recover its actual damages (including costs of enforcement and reasonable attorneys' fees), arising from the breach by the non-terminating party. In the event of a breach by the Seller of any material representation, warranty, covenant or agreement made by the Seller under this Agreement, the Buyer may, in lieu of exercising its right to terminate the Agreement, bring an action to enforce the terms of this Agreement by decree of specific performance, it being agreed that the property to be conveyed hereunder is unique and not readily available in the open market and, in any such event, the Seller hereby further agrees to waive any and all defenses against any such action for specific performance on the grounds that there is an adequate remedy for money damages available.

     (15) LIMITATION ON LIABILITY. Notwithstanding any provision of this Agreement, the liability of the Seller for damages, for any cause whatsoever, shall be limited to an amount equal to the amount which Seller has actually received in payment under the terms of this Agreement, provided, however that the foregoing limitation shall not apply with respect to damages resulting from any fraud, willful misconduct or intentional misrepresentation by Seller, and further provided that, in the event of indemnification of the Buyer pursuant to Section 14(b)(ii) hereof, Seller shall pay annual payments in advance to the Buyer, amortized over a five-year period.

     (16) AMENDMENTS. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein.

     (17) EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall bear all of its own expenses, including, without limitation, the fees and disbursements of its counsel.

     (18) NOTICES, ETC. All notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) if sent by facsimile, when receipt thereof is acknowledged at the facsimile number below, (c) the second day following the day on which the same has been delivered prepaid to a national air courier service, or (d) three (3) business days following deposit in the mails registered or certified, postage prepaid, in each case, addressed as follows:

if to the Seller: No. 5 New Road, P.O. Box 388 Belize City, Belize

if to the Buyer: 6130 Elton Avenue, Las Vegas 89107, U.S.A.

or to such other Person or Persons at such address or addresses as may be designated by written notice hereunder.

     (19) ASSIGNMENT. The Seller shall not assign or convey this Agreement or any of its respective rights or obligations hereunder to any other party and the Buyer may assign all or some of its rights and obligations hereunder:

(a) to a third party.

or

(b) to a reporting company listed on an internationally recognized stock exchange or electronic inter-dealer stock quotation system.

     (20) APPLICABLE LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without giving effect to conflict of laws principles thereof.

     (21) CURRENCY. All sums of money payable hereunder are to be paid in U.S. dollars.

     (22) ENTIRE AGREEMENT. This Agreement and all Schedules hereto embody the entire agreement and understanding of the parties hereto and supersede any prior agreement or understanding between the parties.

     (23) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     (24) HEADINGS. Headings of the Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

     (25) BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, executors, successors and assigns; PROVIDED, HOWEVER, that nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights and remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

QUADRA MARKETING CORP. By:

______________________________________Director Rosemary Diedrick

QUADRA ENERGY SYSTEMS INC. By:

______________________________________President
Dudley Delapenha

THIS IS SCHEDULE “A” TO THAT CERTAIN AGREEMENT DATED THE 30th DAY OF APRIL 2009

“Energy Conversion and Waste Disposal Technology” is a designed leading edge PYROLYSIS technology enabling efficient to convert organic waste to fuel and valuable by-products such as activated carbon, fertilizer, producing no air pollution or ash to be land filled. It is designed to answer the global challenge of waste management of MSW (Municipal Solid Waste), which includes petrochemical compounds such as plastic waste, green waste, coal and tires while providing high recycled-content products and usable forms of power.

Energy Conversion and Waste Disposal Methodology consists of:

·	A combined two stage pyrolysis methodology into one system.

·	An advanced combination of thermal cracking and steam cracking technologies.

·	The first stage of the proprietary pyrolysis methodology deals with energy conversion.

·	The second stage of the proprietary pyrolysis methodology deals with the removal of mercury and activated carbon.

·	The end products are: Fuel oil

Carbon black / activated carbon Fuel gas

20

THIS IS SCHEDULE “B” TO THAT CERTAIN AGREEMENT DATED THE 30th DAY OF APRIL 2009

INTELLECTUAL PROPERTY RIGHTS

Patent number:

–	Taiwan:
• 285138

–	China: (pending)
• 200610066751.9
• 200610072434.8

–	USA: (pending)
•	US-2007-0231037-A1
•	US-2007-0231224-A1

THIS IS SCHEDULE “C” TO THAT CERTAIN AGREEMENT DATED THE 30th DAY OF APRIL 2009

CERTIFICATE OF SELLER

I, Rosemary Diedrick, Director of QUADRA MARKETING CORP, hereby certify that, each of the representations and warranties made by QUADRA MARKETING CORP herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that QUADRA MARKETING CORP has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and in particular the representation and warranties set out in paragraph 11(a) of that certain agreement dated the 30th day of April 2009 and entered into between QUADRA MARKETING CORP and QUADRA ENERGY SYSTEMS INC. are true and that obligations, agreements and covenants to be performed or complied with in paragraph 11(b) of that certain agreement dated the 30TH day of April 2009 and entered into between and have been performed or complied with.

Dated this 30th day of April 2009 Rosemary Diedrick _____________________________________ Director - QUADRA MARKETING CORP

CERTIFICATE OF BUYER

I, Dudley Delapenha, President of QUADRA ENERGY SYSTEMS INC. hereby certify that, each of the representations and warranties made by QUADRA ENERGY SYSTEMS INC. herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that QUADRA ENERGY SYSTEMS INC. has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and in particular the representation and warranties set out in paragraph 10(a) of that certain agreement dated the 30th day of April 2009 and entered into between QUADRA MARKETING CORP and QUADRA ENERGY SYSTEMS INC. are true and that obligations, agreements and covenants to be performed or complied with in paragraph 10(b) of that certain agreement dated the 30th day of April have been performed or complied with.

Dated this 30th day of April 2009

Dudley Delapenha

President - Quadra Energy Systems Inc.